Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	www.chubb.com @Chubb

News Release

Chubb Reports Third Quarter Net Income Per Share of $1.94 Versus $4.18 Prior Year, and Core Operating Income Per Share of $3.17, Up 20.1%; Consolidated Net Premiums Written Up 14.4%, or 17.3% in Constant Dollars, with P&C Up 11.2%; Life Division Premiums More Than Doubled with the Acquisition of Cigna’s Asia Business; P&C Combined Ratio was 93.1%, with Catastrophe Losses of $1.2 Billion, Including $975 Million from Hurricane Ian, and 87.5% Year-to-Date

●

Net income was $812 million versus $1.83 billion prior year and core operating income was $1.33 billion, up 15.1%. For the nine months, net income was $4.00 billion versus $6.40 billion prior year, and core operating income was a record $4.76 billion, up 21.4%.

●	P&C net premiums written were up 8.5%, or 11.2% in constant dollars, with commercial lines up 11.7% and consumer/personal lines up 9.6%.

●

Total North America P&C net premiums written were up 10.6%, with growth of 11.4% in commercial lines and 7.1% in personal lines. Overseas General P&C net premiums written were up 1.9%, or 11.7% in constant dollars, comprising growth of 11.0% in commercial lines and 12.7% in consumer lines.

●

Life Insurance net premiums written increased $664 million, or 108.8%, to $1.27 billion and segment income increased 158.3% to $271 million, reflecting the closing of the acquisition of Cigna’s business in Asia. Integration efforts are on track.

●

Pre-tax catastrophe losses, net of reinsurance and including reinstatement premiums, were $1.16 billion in the quarter, including $975 million from Hurricane Ian. After-tax catastrophe losses were $2.26 per share versus $2.15 per share prior year.

●

P&C underwriting income was $710 million, up 15.0%, for the quarter, and a record $3.43 billion, up more than $1 billion, for the nine months. P&C current accident year underwriting income excluding catastrophe losses was $1.65 billion for the quarter and $4.51 billion for the nine months, both records.

●

P&C combined ratio of 93.1% compared with 93.4% prior year. P&C current accident year combined ratio excluding catastrophe losses was 84.0%, compared with 84.8% prior year. Through nine months, the P&C combined ratio was 87.5%, compared with 90.4% prior year, and was a record 83.7% on a current accident year excluding catastrophe losses basis.

●	Pre-tax net investment income was $979 million, up 13.1%, and adjusted net investment income was $1.05 billion, up 12.1%. Both were records.

●	Operating cash flow was $3.43 billion for the quarter and a record $8.59 billion year-to-date.

●	Unfavorable foreign currency movement in the quarter negatively impacted P&C net premiums written growth by 2.7 percentage points and core operating income by $39 million, or $0.09 per share.

●	Annualized return on equity (ROE) was 6.5% and annualized core operating ROE was 9.4%. Annualized core operating return on tangible equity (ROTE) was 14.4%.

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Chubb Limited News Release

ZURICH – October 25, 2022 – Chubb Limited (NYSE: CB) today reported net income for the quarter ended September 30, 2022 of $812 million, or $1.94 per share, and core operating income of $1.33 billion, or $3.17 per share. Net income in the quarter was adversely impacted by realized losses of $502 million after tax, principally due to the mark-to-market impact on derivatives and private equities as well as from sales in fixed income securities. The P&C combined ratio was 93.1% compared to 93.4% prior year, and the current accident year P&C combined ratio excluding catastrophe losses was 84.0% compared to 84.8% prior year. Book value per share and tangible book value per share decreased 7.0% and 15.2%, respectively, from June 30, 2022. Book value was unfavorably impacted by after-tax net realized and unrealized losses of $3.59 billion in the company’s investment portfolio, principally due to the mark-to-market impact from rising interest rates in the fixed income portfolio. After-tax foreign currency movement further reduced book value and tangible book value by $823 million and $466 million, respectively. In addition, tangible book value included the impact of $1.48 billion for goodwill and other intangible assets related to the acquisition of Cigna’s business in Asia. Book value per share and tangible book value per share now stand at $114.79 and $65.91, respectively. Book value per share and tangible book value per share excluding net unrealized investment losses decreased 1.2% and 5.2%, respectively, from June 30, 2022. Book value per share and tangible book value per share excluding AOCI increased 0.6% and decreased 3.3%, respectively, from June 30, 2022.

Chubb Limited

Third Quarter Summary

(in millions of U.S. dollars, except per share amounts and ratios)

(Unaudited)

				(Per Share)
	2022	2021	Change	2022	2021	Change

Net income	$812	$1,833	(55.7)%	$1.94	$4.18	(53.6)%
Cigna integration expenses, net of tax	18	--	NM	0.04	--	NM
Amortization of fair value adjustment of acquired invested assets and long-term debt, net of tax	(1)	11	NM	--	0.03	NM
Adjusted net realized (gains) losses, net of tax	502	(687)	NM	1.19	(1.57)	NM

Core operating income, net of tax	$1,331	$1,157	15.1%	$3.17	$2.64	20.1%

Annualized return on equity (ROE)	6.5%	12.3%
Core operating return on tangible equity (ROTE)	14.4%	12.6%
Core operating ROE	9.4%	8.2%

For the nine months ended September 30, 2022, net income was $4.00 billion, or $9.41 per share, and core operating income was $4.76 billion, or $11.20 per share. The P&C combined ratio was 87.5% compared to 90.4% prior year, and the current accident year P&C combined ratio excluding catastrophe losses was 83.7% compared to 85.1% prior year. Book value per share and tangible book value per share decreased 18.0% and 30.2%, respectively, from December 31, 2021. Book value was unfavorably impacted by after-tax net realized and unrealized losses of $12.07 billion in the company’s investment portfolio, principally due to the mark-to-market impact from rising interest rates in the fixed income portfolio. At September 30, 2022, the investment portfolio was in an unrealized loss position of $8.61 billion, compared with an unrealized gain position of

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Chubb Limited News Release

$2.26 billion at December 31, 2021. After-tax foreign currency movement further reduced book value and tangible book value by $1.22 billion and $682 million, respectively. In addition, tangible book value included the impact of $1.48 billion for goodwill and other intangible assets related to the acquisition of Cigna’s business in Asia. Book value per share and tangible book value per share excluding net unrealized investment losses increased 0.6% and decreased 2.7%, respectively, from December 31, 2021. Book value per share and tangible book value per share excluding AOCI increased 3.6% and 0.4%, respectively, from December 31, 2021.

Chubb Limited

Nine Months Ended Summary

(in millions of U.S. dollars, except per share amounts and ratios)

(Unaudited)

				(Per Share)
	2022	2021	Change	2022	2021	Change

Net income	$4,001	$6,398	(37.5)%	$9.41	$14.33	(34.3)%
Cigna integration expenses, net of tax	20	--	NM	0.05	--	NM
Amortization of fair value adjustment of acquired invested assets and long-term debt, net of tax	13	41	(68.3)%	0.03	0.09	(66.7)%
Adjusted net realized (gains) losses, net of tax	724	(2,519)	NM	1.71	(5.64)	NM

Core operating income, net of tax	$4,758	$3,920	21.4%	$11.20	$8.78	27.6%

Annualized return on equity (ROE)	9.9%	14.4%
Core operating return on tangible equity (ROTE)	17.2%	14.6%
Core operating ROE	11.2%	9.4%

For the nine months ended September 30, 2022 and 2021, the tax expenses (benefits) related to the table above were $(6) million and nil, respectively, for Cigna integration expenses; $(7) million and $(11) million for amortization of fair value adjustment of acquired invested assets and long-term debt; $(109) million and $176 million, respectively, for adjusted net realized gains and losses; and $1.03 billion and $708 million, respectively, for core operating income.

Evan G. Greenberg, Chairman and Chief Executive Officer of Chubb Limited, commented: “The broad-based strength of the company globally was clearly evident in the quarter, with core operating income up 15% and per share earnings of $3.17 up 20%. All major areas of our business contributed. We produced simply excellent underwriting results despite an active catastrophe quarter. We had record investment income, which is and will be a growing source of earnings; double-digit P&C premium revenue growth in constant dollars, which was well balanced between commercial and consumer lines; and life insurance premiums that more than doubled with the closing of our acquisition of Cigna’s business in Asia.

“P&C underwriting income of $710 million was up 15% and led to a combined ratio of 93.1%, which included pre-tax catastrophe losses of $1.2 billion, with $975 million from Hurricane Ian. For the year, record underwriting income of $3.4 billion was up more than 40% or over $1 billion, with an 87.5% combined ratio, an improvement of nearly three points over prior.

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Chubb Limited News Release

“We continued to capitalize on rising interest rates, deploying cash at an average reinvestment rate of 5.8% versus a portfolio yield of 3.4%. Adjusted net investment income was a record $1.1 billion, up over 12% and topping $1 billion for the first time.

“Consolidated net premiums written, which include P&C and life insurance, grew over 17% in constant dollars. We are a global company and published growth was impacted by the strength of the dollar, which is at a 20-year high. P&C grew 11%, with commercial lines up 11.5% and consumer lines up 9.5% in constant dollars. Life premiums grew 117% with the consolidation of Cigna’s business in Asia.

“Commercial P&C pricing remained strong and continued to exceed our loss costs. We are focused on inflation and staying on top of it in terms of both pricing and reserving. Commercial pricing, which includes rate and exposure, increased 8.5% in North America and about 11% in our international operations in constant dollars.

“While we are operating in a challenging economic and geopolitical environment, we are optimistic about our prospects given the strengths and momentum of our businesses. With the combination of growth and underwriting margins in our P&C businesses; our growth in investment income; and the future revenue and earnings contributions from our life insurance businesses in Asia, we expect EPS to continue to grow at a healthy rate into the future.”

Operating highlights for the quarter ended September 30, 2022 were as follows:

Chubb Limited	Q3	Q3
(in millions of U.S. dollars except for percentages)	2022	2021	Change

P&C
Net premiums written (increase of 11.2% in constant dollars)	$10,747	$9,901	8.5%
Underwriting income	$710	$617	15.0%
Combined ratio	93.1%	93.4%
Current accident year underwriting income excluding catastrophe losses	$1,646	$1,442	14.2%
Current accident year combined ratio excluding catastrophe losses	84.0%	84.8%

Global P&C (excludes Agriculture)
Net premiums written (increase of 9.4% in constant dollars)	$9,024	$8,486	6.3%
Underwriting income	$552	$482	14.6%
Combined ratio	93.6%	94.0%
Current accident year underwriting income excluding catastrophe losses	$1,448	$1,292	12.2%
Current accident year combined ratio excluding catastrophe losses	83.2%	84.1%

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Chubb Limited News Release

●	Consolidated net premiums earned increased 15.3%, or 18.6% in constant dollars. P&C net premiums earned increased 9.3%, or 12.3% in constant dollars.
●

Total capital returned to shareholders in the quarter was $1.03 billion, including share repurchases of $685 million, at an average purchase price of $186.22 per share, and dividends of $346 million. Total capital returned to shareholders for the nine months ended September 30, 2022 was $3.85 billion, including share repurchases of $2.82 billion at an average purchase price of $200.69 per share, and dividends of $1.03 billion.

●

Total pre-tax and after-tax P&C catastrophe losses, net of reinsurance and including reinstatement premiums, were $1.16 billion (11.3 percentage points of the combined ratio) and $949 million, respectively, compared with $1.15 billion (12.2 percentage points of the combined ratio) and $943 million, respectively, last year.

●

Total pre-tax and after-tax favorable prior period development were $222 million (2.2 percentage points of the combined ratio) and $162 million, respectively, compared with $321 million (3.6 percentage points of the combined ratio) and $227 million, respectively, last year.

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Chubb Limited News Release

Details of financial results by business segment are available in the Chubb Limited Financial Supplement. Key segment items for the quarter ended September 30, 2022 are presented below:

Chubb Limited	Q3	Q3
(in millions of U.S. dollars except for percentages)	2022	2021	Change

Total North America P&C Insurance
(Comprising NA Commercial P&C Insurance, NA Personal P&C Insurance and NA Agricultural Insurance)
Net premiums written	$7,837	$7,084	10.6%
Combined ratio	90.7%	90.9%
Current accident year combined ratio excluding catastrophe losses	82.4%	82.7%

North America Commercial P&C Insurance
Net premiums written	$4,722	$4,369	8.1%
Major accounts retail and excess and surplus (E&S) wholesale	$2,869	$2,615	9.7%
Middle market and small commercial	$1,853	$1,754	5.7%
Combined ratio	90.9%	90.1%
Current accident year combined ratio excluding catastrophe losses	81.1%	82.4%

North America Personal P&C Insurance
Net premiums written	$1,392	$1,300	7.1%
Combined ratio	90.1%	94.3%
Current accident year combined ratio excluding catastrophe losses	79.5%	77.0%

North America Agricultural Insurance
Net premiums written	$1,723	$1,415	21.8%
Combined ratio	90.6%	89.9%
Current accident year combined ratio excluding catastrophe losses	88.2%	88.9%

Overseas General Insurance
Net premiums written (increase of 11.7% in constant dollars)	$2,645	$2,596	1.9%
Commercial P&C (increase of 11.0% in constant dollars)	$1,625	$1,587	2.5%
Consumer P&C (increase of 12.7% in constant dollars)	$1,020	$1,009	1.1%
Combined ratio	88.5%	92.2%
Current accident year combined ratio excluding catastrophe losses	85.1%	86.2%

Life Insurance
Net premiums written (increase of 117.4% in constant dollars)	$1,273	$609	108.8%
Segment income (increase of 156.6% in constant dollars)	$271	$104	158.3%

International Life Insurance
Net premiums written (increase of 237.1% in constant dollars)	$1,009	$321	214.1%
Net premiums written and deposits (increase of 59.4% in constant dollars)	$1,458	$979	48.9%
Segment income	$199	$31	NM

●

North America Commercial P&C Insurance: The current accident year combined ratio excluding catastrophe losses decreased 1.3 percentage points, including a 0.8 percentage point decrease in the loss ratio and a 0.5 percentage point decrease in the expense ratio.

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Chubb Limited News Release

●

North America Personal P&C Insurance: The current accident year combined ratio excluding catastrophe losses increased 2.5 percentage points, including a 2.9 percentage point increase in the loss ratio and a 0.4 percentage point decrease in the expense ratio.

●	North America Agricultural Insurance: The current accident year combined ratio excluding catastrophe losses decreased 0.7 percentage points due to a 0.7 percentage point decrease in the expense ratio.
●

Overseas General Insurance: The current accident year combined ratio excluding catastrophe losses decreased 1.1 percentage points, including a 0.6 percentage point decrease in the loss ratio and a 0.5 percentage point decrease in the expense ratio.

●

Global Reinsurance: Net premiums written were $265 million, up 19.5%. The combined ratio was 148.4%, compared with 121.4% prior year. The current accident year combined ratio excluding catastrophe losses was 83.0% compared with 83.5% prior year.

●

Life Insurance: The increase in International life insurance net premiums written as well as net premiums written and deposits collected reflects the impact of the acquisition of Cigna’s business in Asia. Combined Insurance North America net premiums written decreased 8.6%, while segment income decreased 7.6%.

All comparisons are with the same period last year unless otherwise specifically stated.

Please refer to the Chubb Limited Financial Supplement, dated September 30, 2022, which is posted on the company’s investor relations website, investors.chubb.com, in the Financials section for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio, and debt and capital.

Chubb Limited will hold its third quarter earnings conference call on Wednesday, October 26, 2022 beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at investors.chubb.com or by dialing 877-400-4403 (within the United States) or 332-251-2601 (international), passcode 1641662. Please refer to the Chubb website under Events and Presentations for details. A replay will be available after the call at the same location. To listen to the replay, please click here to register and receive dial-in numbers.

About Chubb

Chubb is the world’s largest publicly traded property and casualty insurance company. With operations in 54 countries and territories, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. As an underwriting company, we assess, assume and manage risk with insight and discipline. We service and pay our claims fairly and promptly. The company is also defined by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb maintains executive offices in Zurich, New York, London, Paris and other locations, and employs approximately 34,000 people worldwide. Additional information can be found at: www.chubb.com.

Investor Contact

Karen Beyer: (212) 827-4445; karen.beyer@chubb.com

Media Contact

Jeffrey Zack: (212) 827-4444; jeffrey.zack@chubb.com

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Chubb Limited News Release

Regulation G - Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures. These non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Throughout this document there are various measures presented on a constant-dollar basis (i.e., excludes the impact of foreign exchange). We believe it is useful to evaluate the trends in our results exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

Adjusted net investment income is net investment income excluding the amortization of the fair value adjustment on acquired invested assets from the acquisition of The Chubb Corporation (Chubb Corp) and Cigna business of $6 million and $19 million in Q3 2022 and Q3 2021, respectively, and including investment income of $69 million and $55 million in Q3 2022 and Q3 2021, respectively, from partially owned investment companies (private equity partnerships) where our ownership interest is in excess of 3% that are accounted for under the equity method. The amortization of the fair value adjustment on acquired invested assets was $36 million and $67 million for the nine months ended September 30, 2022 and 2021, respectively, and the investment income from private equity partnerships was $180 million and $135 million for the nine months ended September 30, 2022 and 2021, respectively. The mark-to-market movement on these private equity partnerships are included in adjusted net realized gains (losses) as described below. We believe this measure is meaningful as it highlights the underlying performance of our invested assets and portfolio management in support of our lines of business.

Adjusted net realized gains (losses), net of tax, includes net realized gains (losses) and net realized gains (losses) recorded in other income (expense) related to unconsolidated subsidiaries, and excludes realized gains and losses on crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing impacts underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations, and therefore realized gains (losses) from these derivatives are reclassified to adjusted losses and loss expenses.

P&C underwriting income is calculated by subtracting adjusted losses and loss expenses, policy acquisition costs and administrative expenses from net premiums earned by our P&C operations. We use underwriting income (loss) and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest expense, amortization expense of purchased intangibles, income tax expense and adjusted net realized gains (losses).

P&C current accident year underwriting income excluding catastrophe losses is P&C underwriting income adjusted to exclude catastrophe losses and prior period development (PPD). We believe it is useful to exclude catastrophe losses, as they are not predictable as to timing and amount, and PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Core operating income, net of tax, excludes from net income the after-tax impact of adjusted net realized gains (losses), Cigna integration expenses, and the amortization of fair value adjustment of acquired invested assets and long-term debt related to the Chubb Corp acquisition and Cigna business. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) because the amount of these gains (losses) are heavily influenced by, and fluctuate in part according to, the availability of market opportunities. We exclude the amortization of the fair value adjustments related

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Chubb Limited News Release

of purchased invested assets and long-term debt related to the Chubb Corp acquisition and Cigna business due to the size and complexity of these acquisitions. We also exclude Cigna integration expenses due to the size and complexity of this acquisition. Cigna integration expenses are incurred by the overall company and are included in Corporate. These expenses include legal and professional fees and all other costs directly related to the integration activities of the Cigna acquisition. The costs are not related to the on-going activities of the individual segments and are therefore also excluded from our definition of segment income. We believe these integration expenses are distortive to our results and are not indicative of our underlying profitability, and excluding these integration expenses facilitates the comparison of our financial results to our historical operating results. References to core operating income measures mean net of tax, whether or not noted.

Core operating return on equity (ROE) and Core operating return on tangible equity (ROTE) are annualized non-GAAP financial measures. The numerator includes core operating income (loss), net of tax. The denominator includes the average shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, net of tax. For the ROTE calculation, the denominator is also adjusted to exclude goodwill and other intangible assets, net of tax. These measures enhance the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity and tangible equity excluding the effect of unrealized gains and losses on our investments that are heavily influenced by available market opportunities. We believe ROTE is meaningful because it measures the performance of our operations without the impact of goodwill and other intangible assets.

P&C combined ratio is the sum of the loss and loss expense ratio, acquisition cost ratio and the administrative expense ratio excluding the life business and including the realized gains and losses on the crop derivatives, as noted above.

P&C current accident year combined ratio excluding catastrophe losses excludes the impact of P&C catastrophe losses and PPD from the P&C combined ratio. We believe this measure provides a better evaluation of our underwriting performance and enhances the understanding of the trends in our property and casualty business that may be obscured by these items.

Global P&C performance metrics comprise consolidated operating results (including corporate) and exclude the operating results of the company’s Life Insurance and North America Agricultural Insurance segments. The agriculture insurance business is a different business in that it is a public sector and private sector partnership in which insurance rates, premium growth, and risk-sharing is not market-driven like the remainder of the company’s P&C insurance business. We believe that these measures are useful and meaningful to investors as they are used by management to assess the company’s global P&C operations which are the most economically similar. We exclude the North America Agricultural Insurance and Life Insurance segments because the results of these businesses do not always correlate with the results of our global P&C operations.

Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets, net of tax, divided by the shares outstanding. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful.

Book value per share and tangible book value per share excluding unrealized investment gains (losses), excludes the mark-to-market on the company’s fixed maturities portfolio. We believe that excluding these net unrealized gains (losses) would highlight the underlying growth in book value and tangible book value without the impact of interest rate volatility. Book value per share and tangible book value per share excluding accumulated other comprehensive income (loss) (AOCI), excludes AOCI from the numerator because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates and foreign currency movement, to highlight underlying growth in book and tangible book value.

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Chubb Limited News Release

International life insurance net premiums written and deposits collected includes deposits collected on universal life and investment contracts (life deposits). Life deposits are not reflected as revenues in our consolidated statements of operations in accordance with GAAP. However, we include life deposits in presenting growth in our life insurance business because new life deposits are an important component of production and key to our efforts to grow our business.

See the reconciliation of Non-GAAP Financial Measures on pages 29-35 in the Financial Supplement. These measures should not be viewed as a substitute for measures determined in accordance with GAAP, including premium, net income, book value, return on equity, and net investment income.

NM - not meaningful comparison

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance, pricing, growth opportunities, economic and market conditions, and our expectations and intentions and other statements that are not historical facts, reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency and severity of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, loss of key employees or disruptions to our operations, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, infection rates and severity of pandemics, including COVID-19, and their effects on our business operations and claims activity, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions, potential strategic opportunities including acquisitions and our ability to achieve and integrate them, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission (SEC).

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Chubb Limited News Release

Chubb Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	September 30 2022	December 31 2021
Assets
Investments	$111,740	$122,323
Cash	2,128	1,659
Insurance and reinsurance balances receivable	12,853	11,322
Reinsurance recoverable on losses and loss expenses	18,754	17,366
Goodwill and other intangible assets	21,490	20,668
Other assets	31,146	26,716

Total assets	$198,111	$200,054

Liabilities
Unpaid losses and loss expenses	$75,992	$72,943
Unearned premiums	20,520	19,101
Other liabilities	53,960	48,296

Total liabilities	150,472	140,340

Shareholders’ equity
Total shareholders’ equity, excl. AOCI	59,819	59,364
Accumulated other comprehensive income (loss) (AOCI)	(12,180)	350

Total shareholders’ equity	47,639	59,714

Total liabilities and shareholders’ equity	$198,111	$200,054

Book value per common share	$114.79	$139.99
Tangible book value per common share	$65.91	$94.38
Book value per common share, excl. AOCI	$144.13	$139.16
Tangible book value per common share, excl. AOCI	$92.20	$91.85

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Chubb Limited News Release

Chubb Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2022	2021	2022	2021
Gross premiums written	$15,015	$13,055	$39,566	$35,460
Net premiums written	12,020	10,510	31,521	28,718
Net premiums earned	11,535	10,000	29,838	27,034
Losses and loss expenses	7,279	6,629	17,474	16,688
Policy benefits	486	151	790	503
Policy acquisition costs	1,975	1,778	5,451	5,141
Administrative expenses	883	806	2,479	2,325
Net investment income	979	866	2,689	2,613
Net realized gains (losses)	(384)	(21)	(787)	833
Interest expense	150	122	416	366
Other income (expense):
Gains (losses) from separate account assets	(67)	(24)	(116)	(5)
Other	(121)	787	137	2,035
Amortization of purchased intangibles	69	71	211	216
Cigna integration expenses	23	--	26	--
Income tax expense	265	218	913	873

Net income	$812	$1,833	$4,001	$6,398

Diluted earnings per share:
Net income	$1.94	$4.18	$9.41	$14.33
Core operating income	$3.17	$2.64	$11.20	$8.78

Weighted average shares outstanding	419.6	438.4	425.0	446.6

P&C combined ratio
Loss and loss expense ratio	69.6%	68.6%	62.0%	63.9%
Policy acquisition cost ratio	16.6%	17.1%	17.7%	18.3%
Administrative expense ratio	6.9%	7.7%	7.8%	8.2%

P&C combined ratio	93.1%	93.4%	87.5%	90.4%
P&C underwriting income	$710	$617	$3,434	$2,430

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